UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 31, 2014

CIG WIRELESS CORP.

(Exact name of registrant as specified in Charter)

Nevada	000-53677	68-0672900
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

11120 South Crown Way, Suite 1, Wellington, Florida 33414
(Address of principal executive offices)

(561) 701-8484

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K previously filed by CIG Wireless Corp. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on January 8, 2015 (the “Original Filing”). The purpose of this amendment is to state correctly the number of shares of Series A-2 Convertible Preferred Stock that were issued as the “Fir Tree Anti-Dilutions Shares” as defined below. In addition, certain terminology has been revised for accuracy. No other changes have been made to the Original Filing.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the previously disclosed Amended and Restated Limited Liability Company Operating Agreement, dated June 30, 2012, as amended, of Communications Infrastructure Group, LLC (“CIG LLC”), an indirect subsidiary of the Company, on December 31, 2014, certain Class A membership interests in CIG LLC, having an aggregate exchange value of $11,009,929, were automatically exchanged for 39,490,420 shares of common stock, par value $0.00001 per share (“Common Stock”) of the Company (referred to herein as the “Exchange Shares”) at a rate of $0.2788 per share. No additional consideration was received by the Company in connection with the issuance of the Exchange Shares.

On December 31, 2014, pursuant to the anti-dilution provisions contained in the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of the Company, which were triggered by the issuance of the Exchange Shares on that same date, an aggregate of 42,959,756 shares of Series A-2 Convertible Preferred Stock (referred to herein as the “Fir Tree Anti-Dilution Shares”) were issued to Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC.

The Exchange Shares and the Fir-Tree Anti-Dilution Shares were issued pursuant to the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, as promulgated by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 22, 2015	CIG WIRELESS CORP.

	By:	/s/ Paul McGinn
Paul McGinn Chief Executive Officer